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                           NUVEEN FLOATING RATE FUND
                           -------------------------

                   RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT
                   ------------------------------------------


This Agreement made this 2nd day of June, 2001 by and between Nuveen Floating Rate Fund, a Massachusetts business trust (the "Fund"), and Nuveen Senior Loan Asset Management Inc., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2001 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2002 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2002 and ratify and confirm the Agreement in all respects.

                                  NUVEEN FLOATING RATE FUND


                                  by:  /s/ Gifford R. Zimmerman
                                       ------------------------
                                            Vice President


Attest:  /s/ Virginia L. O'Neal
         ----------------------
         Assistant Secretary


                                  NUVEEN SENIOR LOAN
                                  ASSET MANAGEMENT INC.



                                  by:  /s/ Larry W. Martin
                                       ------------------------
                                            Vice President


Attest:  /s/ Nicholas Dalmaso
         --------------------
         Assistant Secretary



T:\Contract\Invmgt\Renewal.niac&nslam.doc